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    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2000
                                                     REGISTRATION NO. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              QUOTESMITH.COM, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                58-1521612
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

            8205 SOUTH CASS AVENUE, SUITE 102, DARIEN, ILLINOIS 60561
                    (Address of Principal Executive Offices)

   QUOTESMITH.COM, INC. 1997 STOCK OPTION PLAN (AS AMENDED ON MARCH 29, 1999)
             QUOTESMITH.COM, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plans)

                           BURKE A. CHRISTENSEN, ESQ.
            VICE PRESIDENT AND GENERAL COUNSEL, QUOTESMITH.COM, INC.
            8205 SOUTH CASS AVENUE, SUITE 102, DARIEN, ILLINOIS 60561
                   (630) 515-0170 (PHONE) (630) 515-0276 (FAX)
           (Name, Address, and Telephone Number of Agent for Service)

                                 WITH A COPY TO:
                             GORDON P. PAULSON, ESQ.
                             CYNTHIA A. LANCE, ESQ.
 FREEBORN & PETERS, 311 SOUTH WACKER DRIVE, SUITE 3000, CHICAGO, ILLINOIS 60606
                  (312) 360-6602 (PHONE) (312) 360-6574 (FAX)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. The securities that are being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

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                                                  CALCULATION OF REGISTRATION FEE
                Title Of Securities                         Amount To Be       Offering Price    Maximum Aggregate      Amount Of
                 To Be Registered                            Registered       Per Share (1)(2)    Offering Price    Registration Fee
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
[1997 Stock Option Plan]
     Common Stock $.001 par value per share.............     1,500,000             $11.25           $16,875,000         $   4,455
[1999 Stock Purchase Plan]
    Common Stock $.001 par value per share (3)..........       250,000             $ 9.56           $ 2,390,000         $  630.96
                                                                                   TOTAL FEE                            $5,085.96
------------------------------------------------------------------------------------------------------------------------------------

(1) The Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933 as to the 1,500,000 shares of Common Stock authorized for issuance pursuant to the 1997 Stock Plan, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on January 21, 2000.

(2) The Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon 85% of the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on January 21, 2000.

(3) Includes registration of any interests in the 1999 Stock Purchase Plan acquired during any purchase period.


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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INFORMATION INCORPORATED BY REFERENCE.

           The following documents filed by Quotesmith.com, Inc. with the Securities and Exchange Commission (the "Commission") are incorporated by reference:

           (a) The Quotesmith.com Prospectus filed with the Commission on August 3, 1999 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act").

           (b) Quotesmith.com's Quarterly Report on form 10-Q for the quarter ended September 30, 1999 and filed with the Commission on November 15, 1999.

           (c) The description of the Common Stock, $.001 par value per share, contained in the Quotesmith.com Registration Statement on Form 8-A filed on July 21, 1999 pursuant to
                    Section 12(g) of the Securities Exchange Act of 1943, as amended (the "Exchange Act").

           (d) All documents filed by Quotesmith.com pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

           Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The Quotesmith.com Certificate of Incorporation: (a) eliminates the personal liability of the Quotesmith.com directors and officers for monetary damages arising from a breach of their fiduciary duties under certain circumstances; and (b) authorizes Quotesmith.com to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The limitation of liability in the Certificate of Incorporation does not affect the availability of equitable remedies such as injunctive relief or rescission, and does not apply to liabilities arising under the federal securities laws. The Quotesmith.com Bylaws: (a) allow for the indemnity of the Quotesmith.com directors and officers to the fullest extent permitted by the Delaware General Corporation Law; and (b) require, under certain circumstances, Quotesmith.com to advance expenses to its directors and officers in connection with a legal proceeding.

         Quotesmith.com has also entered into indemnification agreements with its directors which allow for the indemnification of directors for most expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action brought by or in the right of Quotesmith.com, or any other company or enterprise to which the person provides services at the request of Quotesmith.com. Under


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these agreements, Quotesmith.com is also required to advance expenses to its directors under certain circumstances.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.
           Not applicable.

ITEM 8.    EXHIBITS.

           The exhibits listed on the accompanying Index to Exhibits are a part of this Registration Statement. (See Exhibit Index below).

ITEM 9.    UNDERTAKINGS.

           (a)    Quotesmith.com undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i)     To include any prospectus required by
                                 Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (1)(i) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
           Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.




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           (b)    Quotesmith.com undertakes that, for purposes of determining any liability under the Securities Act, each filing of the annual report of Quotesmith.com pursuant to Section 13(a) or
                  Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                  Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Quotesmith.com pursuant to the foregoing provisions, or otherwise, Quotesmith.com has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Quotesmith.com of expenses incurred or paid by a director, officer or controlling person of Quotesmith.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Quotesmith.com will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Quotesmith.com certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Darien, State of Illinois on January 20, 2000.

                                       QUOTESMITH.COM, INC.

                                       By: /s/ Robert S. Bland
                                          -----------------------------------
                                              Robert S. Bland
                                              Chairman, President and Chief
                                              Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Bland and William V. Thoms, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 20, 2000.


/s/ Robert S. Bland               Chairman, President and Chief Executive
------------------------------    Officer (Principal Executive Officer)
         Robert S. Bland

/s/ William V. Thoms              Executive Vice President and Director
------------------------------
         William V. Thoms

/s/ David I. Vickers              Senior Vice President, Chief Financial Officer
------------------------------    and Secretary (Principal Financial and
         David I. Vickers         Accounting Officer)


/s/ Bruce J. Reuben               Director
------------------------------
         Bruce J. Reuben

/s/ Timothy F. Shannon            Director
------------------------------
         Timothy F. Shannon

/s/ John McCartney                Director
------------------------------
         John McCartney

/s/ Richard F. Gretsch            Director
------------------------------
         Richard F. Gretsch

/s/ Jeremiah A. Denton, Jr.       Director
------------------------------
         Jeremiah A. Denton, Jr.


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                                  EXHIBIT INDEX

Exhibit    Description
-------    -----------

4.1*      Certificate of Incorporation of Quotesmith.com
4.2*      Bylaws of Quotesmith.com
4.3*      Quotesmith.com, Inc. 1997 Stock Option Plan (As Amended March 29,1999)
4.4*      Quotesmith.com, Inc. 1999 Stock Purchase Plan
5.1       Opinion of Freeborn & Peters (Counsel to Quotesmith.com)
23.1      Consent of Ernst & Young LLP (Independent Auditors)
23.2      Consent of Freeborn & Peters (contained in Exhibit 5.1 hereto)
24.1      Power of Attorney (contained on Signature Page)


* Incorporated by reference from the Company's Registration Statement on Form S-1, as amended, effective August 2, 1999